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CommonWealth REIT
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On April 9, 2013, CommonWealth REIT issued the following press release.

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Issues Statement in Response to Corvex and Related

Newton, MA (April 9, 2013): CommonWealth REIT (NYSE: CWH) (“CommonWealth” or “the Company”) today issued the following statement in response to the press release issued on April 9, 2013 by Corvex Management LP and Related Fund Management, LLC (together, “the Corvex/Related Group”):

As a Maryland real estate investment trust, we appreciate the Maryland Legislature’s recent consideration of a technical amendment to clarify the State’s Unsolicited Takeover Act.  We believe it would have been most efficient for the Maryland Legislature, rather than the Courts, to clarify the intent of the law.  We are confident that CommonWealth would be protected by the 1999 Maryland Antitakeover Law, if the CommonWealth Board of Trustees chooses to opt-in; however, consistent with its fiduciary duty, the Board continues to evaluate its options.

At CommonWealth, we remain focused on successfully executing on our business plan to enhance value for all CommonWealth shareholders. Specifically, CommonWealth is positioning itself to best capitalize on a rebound in the office building real estate market by realigning the portfolio more towards large Class A office properties in urban or CBD, locations and away from suburban office and industrial properties; enhancing CommonWealth’s financial strength by taking actions to pay down indebtedness.

As previously announced, the CommonWealth Board of Trustees, in collaboration with its advisors, continues to review both the Corvex/Related Group’s consent solicitation and the proposals and demands outlined in its March 28, 2013 letter. Consistent with its fiduciary duties, the CommonWealth Board of Trustees will pursue the course of action that it believes is in the best interests of CommonWealth and its shareholders.

The CommonWealth Board notes that, despite having more than one month to secure and obtain debt or equity financing to fund their purported offer from February 27, 2013, the Corvex/Related Group does not appear to have done so prior to making its latest purported offer.  The CommonWealth Board also notes that it is not surprised by the Corvex/Related Group’s statements given their continued efforts to seize control of the Company through their purported offer of $24.50 per share, which is significantly lower than the approximately $40 to $55 per share value they placed on CommonWealth as of February 25, 2013.  Lastly, the Board believes that removal of the entire CommonWealth Board of Trustees would disrupt the continued successful execution of Commonwealth’s strategic plan and only advance the interests of the Corvex/Related Group at the expense of all CommonWealth shareholders.

The Company, its Trustees and certain of its executive officers and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the consent solicitation being conducted by the Corvex/Related Group (the “Consent Solicitation”). On April 1, 2013, the Company filed a revised preliminary consent revocation statement with the SEC in response to the Consent Solicitation. The Company will furnish a definitive consent revocation statement to its shareholders, together with a BLUE consent revocation card, when they become available. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the revised preliminary consent revocation statement and other materials to be filed with the SEC in connection with the Consent Solicitation.

Shareholders will be able to obtain, free of charge, copies of the consent revocation statement and any other documents to be filed by the Company with the SEC in connection with the Consent Solicitation at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.cwhreit.com) or by requesting materials from the firm assisting the Company in the solicitation of consent revocations, Innisfree M&A Incorporated, toll-free at 877-750-5836.

Contacts:

INVESTORS Carlynn Finn 617-796-8222 Senior Manager, Investor Relations	MEDIA Timothy A. Bonang 617-796-8222 Vice President, Investor Relations

Larry Miller /Jennifer Shotwell/Arthur Crozier 212-750-5833 Innisfree M & A Incorporated	Andrew Siegel / Taylor Ingraham 212-355-4449 Joele Frank, Wilkinson Brimmer Katcher